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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|_| Form 3 Holdings Reported

|X| Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

   Rosen                Jonathan                   P.
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   (Last)               (First)                 (Middle)

   c/o First Republic Corporation of America, 302 Fifth Avenue
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                                    (Street)

   New York             New York                10001
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   The First Republic Corporation of America

   FRCP.OB

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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Statement for Month/Year

   Fiscal year ended June 30, 2002
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |X|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

   ________________________________________________
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7. Individual or Joint/Group Filing (Check Applicable Line)

   |X|  Form filed by One Reporting Person
   |_|  Form filed by More than One Reporting Person

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

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                  5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Security Acquired (A) or        Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                 2.                 3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                               Transaction        Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                Date               Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                       (mm/dd/yy)         (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock                     December 20, 2001    P4             6,108       (A)     $40     233,834        (D) (I)(1)  (1)
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

*If the form is filed by more than one reporting person, see Instruction
4(b)(v).

      Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                 SEC 2270 (3/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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
Explanation of Responses:

(1) Comprised of 230,917 shares owned directly by the reporting person and 2,917 shares owned indirectly, representing the reporting person's proportionate interest in shares owned by Tranel, Inc.


/s/ Jonathan P. Rosen                                       September 6, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not Page 2 required to respond unless the form displays a currently valid OMB number.


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